Exhibit 21.1

Subsidiaries of Ocular Therapeutix, Inc.

Jurisdiction of Incorporation or Organization
Ocular Therapeutix Europe B.V.	The Netherlands

Ocular Therapeutix Securities Corp. The Commonwealth of Massachusetts